Exhibit 99.1

ADT REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

U.S. Recurring Monthly Revenue additions up 15% in Q4
Grew net subscribers for both Q4 and full year
Google partnership and next generation platform development on track
Providing 2021 full year outlook
Added new partners DISH and Ackerman Security in early 2021
BOCA RATON, Fla. – February 25, 2021 – ADT Inc. (NYSE: ADT), a leading provider of security, automation, and smart home solutions serving consumer and business customers in the United States, today reported results for the fourth quarter and full year 2020.
2020 HIGHLIGHTS COMPARED TO PRIOR YEAR (1)

FOURTH QUARTER
•Total revenue of $1,315 million, compared to $1,298 million
•Net loss of $112 million, compared to $72 million

FULL YEAR
•Total revenue of $5,315 million, compared to $5,126 million
•Net loss of $632 million, compared to $424 million
•Adjusted EBITDA of $2,199 million, compared to $2,483 million
•Net cash provided by operating activities of $1,367 million, compared to $1,873 million
•Net cash used in investing activities of $1,137 million, compared to $978 million
•Net cash used in financing activities of $70 million, compared to $1,214 million
•Adjusted Free Cash Flow of $675 million, up from $590 million
•Trailing twelve-month revenue payback at a record low 2.2 years
•Trailing twelve-month gross customer revenue attrition of 13.1%, decreased 30 bps from a year ago

“ADT once again delivered strong financial and operating results during the fourth quarter. We maintained our record low revenue payback, while growing our RMR additions by double digits and increasing our net subscribers. This performance caps a year of delivering solid financial results while ensuring we continued to prioritize the well-being of our employees and customers” stated Jim DeVries, ADT’s President and CEO. “During 2020, we took a number of steps to improve the long-term competitive positions of ADT and set the stage for accelerating our vision and disciplined growth strategy in 2021 and the future. We enjoyed strong momentum in our core residential business and are excited to welcome Dish Network and Ackerman Security. ADT’s market leading brand and long-term partnership with Google provide a compelling combination for future subscriber growth in the rapidly expanding smart home and security market. Finally, we continued to strengthen our commercial capabilities in 2020, during a challenging year, and are well positioned to return to growth in 2021.”

FULL YEAR 2020 RESULTS (1)
Total revenue was $5,315 million, compared to $5,126 million a year ago. Monitoring and related services revenue (“M&S revenue”) was down $121 million or 2.8%, reflecting the sale of ADT Canada in November 2019, offset partially by an increase in U.S. recurring monthly revenue ("RMR"). Installation and other revenue increased $310 million or 37.9%, primarily as a result of higher installation revenue from outright sales to residential customers primarily due to the Defenders acquisition and a temporary change in the equipment ownership model for residential transactions, partially offset by lower installation revenue from commercial customers as a result of the COVID-19 pandemic.
The Company reported a net loss of $632 million, compared to prior year’s net loss of $424 million. Net loss increased primarily as a result of an increase in operating expenses associated with the ownership of Defenders and an increase in interest expense, net. The increase in net loss was partially offset by higher total revenue, net of the associated costs of revenue, and the aggregate impact due to the sale of ADT Canada in 2019. Diluted net loss per share of common stock was $(0.82) compared to $(0.57) a year ago, and diluted net loss per share of Class B common stock was $(0.74). Diluted net loss per share before special items was $(0.36) versus $(0.09) in the prior year.
Adjusted EBITDA was $2,199 million, compared to $2,483 million a year ago. The decrease in Adjusted EBITDA from the prior year period was driven by the impact from the Defenders acquisition, the sale of ADT Canada, and a lower volume of commercial transactions due to the COVID-19 pandemic. A higher volume of residential outright sale transactions and spending controls partially offset the decrease.
Trailing twelve-month customer revenue payback was a record low of 2.2 years from 2.3 years in the fourth quarter of 2019. The improvement was a result of higher installation revenue, efficient marketing, sales and installation spend, and other productivity actions.
Trailing twelve-month gross customer revenue attrition was 13.1%, an improvement of approximately 30 basis points year-over-year and 20 basis points higher than record low attrition at the end of the third quarter. The year-over-year improvement was primarily due to fewer customer relocations and the benefit of customer retention initiatives.
Full year net cash provided by operating activities was $1,367 million, compared to $1,873 million in the prior year. The decrease was primarily due to an increase in selling, general and administrative expenses largely due to the Defenders acquisition, an increase in outright sales to residential customers, the sale of ADT Canada, and $81 million related to the settlement of a pre-existing relationship in connection with the Defenders acquisition.
Full year net cash used in investing activities was $1,137 million, compared to $978 million in the prior year. The increase in cash used in investing activities was primarily due to the non-recurrence of $496 million of proceeds received as a result of the sale of ADT Canada during 2019 and an increase in cash used for business acquisitions, net of cash acquired, of $116 million primarily due to the Defenders acquisition during 2020. These increases were offset partially by a decrease in the volume of dealer and bulk account purchases primarily due to the Defenders acquisition, a decrease in the volume of subscriber system asset expenditures as a result of a temporary change in the equipment ownership model for residential transactions, and the sale of ADT Canada.
Full year net cash used in financing activities was $70 million and primarily consisted of $415 million related to the net repayments of long-term borrowings, including call premiums, and $109 million related to dividend payments on common stock. These cash outflows were partially offset by $448 million of proceeds, net of related expenses, associated with the issuance of Class B Common Stock to Google and $76 million of net proceeds under the receivables facility.
Full year Adjusted Free Cash Flow was $675 million, up 14% from $590 million in the prior year period. The improvement was driven primarily by lower spending on net subscriber acquisition costs, receipt of net proceeds under the Company’s consumer receivables facility, and lower cash interest. The improvement was partially offset by lower Adjusted EBITDA and higher cash taxes.

HIGHLIGHTS
ADT and DISH Enter Into Nationwide Sales and Service Agreement – ADT and DISH Network Corporation announced a partnership whereby DISH will begin sales and installation services for ADT smart home security products. DISH customers will receive access to ADT products and services sold and installed by DISH’s nationwide network of smart home professionals. This partnership expands access to ADT services in rural and exurban areas through DISH and OnTech sales, installation, and support. This complementary agreement with an industry leader represents yet another channel to further expand ADT’s subscriber base. OnTech Smart Services, a subsidiary of DISH, will also serve as an installation provider for ADT security products and services.
Ackerman Security Joins ADT Authorized Dealer Program – Atlanta-based Ackerman Security Systems has joined the ADT Authorized Dealer Program and will sell and install ADT smart home security services to its new customers. Ackerman Security joins more than 200 independently owned and operated ADT Authorized Dealers and expands ADT’s reach along the east coast, specifically in the fast-growing tech hub of Atlanta. As part of the partnership, ADT agreed to acquire approximately half of Ackerman Security’s existing customer accounts for initial cash consideration of $73 million.
ADT and Hippo Insurance Partner in Smart Home Services and Discounts Program – ADT partnered with Hippo, the home insurance group, leading a new standard of care and protection for homeowners across 32 states. The alignment of the two companies’ services brings homeowners even greater ways to help save on their homeowners’ insurance and offer better protection for their life, property, family, and assets. In the coming months, new Hippo customers, in select states, who enroll in its smart home program will be offered free installation of an ADT smart home security system, a range of smart devices with their home insurance policy, and will be eligible for Hippo smart home discounts. In select states, ADT’s existing customers may be eligible to receive smart home discounts on home insurance premiums offered through Hippo Insurance Services.
ADT Command & Control Smart Home Platform Reaches 1 Million Installations – ADT reached a milestone in February 2021 as its award-winning smart home security platform, ADT Command & Control, surpassed 1 million installations. This milestone was achieved less than two years after

Command & Control’s nationwide introduction in 2019 as the successor to ADT Pulse – the first widely adopted smart home security system. More than 3 million residential customers now enjoy the convenience and peace of mind provided by an ADT interactive smart home security system.
Quarterly Dividend and Capital Structure Update – Effective February 25, 2021, the Company’s board of directors declared a cash dividend of $0.035 per share to holders of the Company’s common stock and Class B common stock of record as of March 18, 2021. This dividend will be paid on April 1, 2021.
In December 2020, the Company made a $300 million prepayment on the First Lien Term Loan due 2026. In January 2021, the Company refinanced the loan and reduced the applicable margin for Adjusted LIBOR loans from 3.25% to 2.750% and reduced the floor from 1.00% to 0.750%.

2021 FINANCIAL OUTLOOK (2)
With ADT’s growth momentum in the second half of 2020, the Company expects demand catalysts to continue in 2021 and is targeting full year Recurring Monthly Revenue additions to grow in the mid-teens. This growth will require increased spending on subscriber acquisition costs and other technology investments. The Company is providing the following financial guidance for 2021:

(in millions)
Total Revenue	$5,050 - $5,250
Adjusted EBITDA	$2,100 - $2,200
Adjusted Free Cash Flow	$450 - $550
The Company is not providing a quantitative reconciliation of its updated financial outlook for Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — “Non-GAAP Measures—Adjusted EBITDA” and “Non-GAAP Measures—Adjusted Free Cash Flow.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted Free Cash Flow, and Diluted Net Income (Loss) per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems. Record performance on metrics reflect measurements made since the formation of ADT Inc. in 2015.

(2)
Guidance excludes 3G and Code-Division Multiple Access (“CDMA”) radio conversion costs. There are many variables involved in those costs, including retention levels, system upgrade rates, revenue opportunities, cost-sharing opportunities, and possible technology solutions. The Company estimates the range of net costs for this replacement program at $225 million to $300 million, of which ADT incurred $77 million through December 31, 2020. The Company incurred $52 million during 2020. These amounts and ranges are net of any revenue the Company collects from customers associated with these radio replacements and cellular network conversions.

Due to the Company’s residential equipment ownership model transition, the Company’s guidance includes estimated non-cash reductions in reported revenue ($350 million to $400 million) and Adjusted EBITDA ($80 million to $100 million).

Media Contact:	Investor Relations Contact:
Paul Wiseman - ADT tel: 561.356.6388 paulwiseman@adt.com	Derek Fiebig - ADT tel: 561.226.2892 derekfiebig@adt.com

Conference Call
Management will discuss the Company’s fourth quarter and full year 2020 financial results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:
•By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Fourth Quarter 2020 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com.
An audio replay of the conference call will be available from approximately 8:00 p.m. ET on February 25, 2021, until 11:59 p.m. ET on March 11, 2021, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode, 13715212 or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT
ADT is a leading provider of security, automation, and smart home solutions serving consumer and business customers through more than 300 locations, 9 owned and operated monitoring centers, and the largest network of security professionals in the United States. The Company offers many ways to help protect customers by delivering lifestyle-driven solutions via professionally installed, do-it-yourself, mobile, and digital-based offerings for residential, small business, and larger commercial customers. For more information, please visit www.adt.com or follow us on Twitter, LinkedIn, Facebook, and Instagram.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Adjusted Free Cash Flow, Net Income (Loss) before special items, and Diluted Net Income (Loss) per share before special items as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.

Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network; subscriber system asset expenditures; and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.
Adjusted Free Cash Flow
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for payments related to (i) net cash flow associated with our consumer receivables facility, (ii) financing and consent fees, (iii) restructuring and integration, (iv) integration related capital expenditures, (v) radio conversion costs, and (vi) other payments or receipts that may mask our operating results or business trends. As a result, subject to the limitations described below, Adjusted Free Cash Flow is a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
Adjusted Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Adjusted Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Adjusted Free Cash Flow in combination with the GAAP cash flow numbers.
During the second quarter of 2020, Free Cash Flow before special items was renamed Adjusted Free Cash Flow to reflect the net cash flow associated with our consumer receivables facility, which supports our consumer financing program that launched nationally in 2020. The inclusion of the net cash flow associated with our consumer receivables facility represents the only revision to Free Cash Flow before special items.

Net Income (Loss) before special items and Diluted Net Income (Loss) per share before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) share-based compensation expense, (ii) merger, restructuring, integration, and other, (iii) losses on extinguishment of debt, (iv) unrealized gains and losses on interest rate swap contracts not designated as hedges, (v) radio conversion costs, (vi) financing and consent fees, (vii) foreign currency gains/losses, (viii) acquisition related adjustments, (ix) other charges and non-cash items, and (x) the impact these adjusted items have on taxes.
Diluted Net Income (Loss) per share before special items is Net Income (Loss) before special items divided by diluted weighted-average shares outstanding of common stock. In periods of net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B common stock to shares of common stock as the results would be anti-dilutive.
We believe that Net Income (Loss) before special items and Diluted Net Income (Loss) per share before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income (loss), and diluted net income (loss) per share of common stock and Class B common stock. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.
Refer to the Company’s Annual Report on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading 2021 Financial Outlook. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, our strategic partnership and ongoing relationship with Google, the expected timing of product commercialization with Google or any changes thereto, the successful internal development, commercialization and timing of our next generation platform and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$205	$49
Accounts receivable, net	336	287
Inventories, net	175	104
Work-in-progress	41	34
Prepaid expenses and other current assets	210	151
Total current assets	967	625
Property and equipment, net	326	329
Subscriber system assets, net	2,663	2,739
Intangible assets, net	5,907	6,670
Goodwill	5,236	4,960
Deferred subscriber acquisition costs, net	654	513
Other assets	364	248
Total assets	$16,117	$16,084

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$45	$58
Accounts payable	322	242
Deferred revenue	346	342
Accrued expenses and other current liabilities	584	477
Total current liabilities	1,296	1,120
Long-term debt	9,448	9,634
Deferred subscriber acquisition revenue	832	674
Deferred tax liabilities	991	1,166
Other liabilities	511	305
Total liabilities	13,078	12,899
Total stockholders' equity	3,039	3,184
Total liabilities and stockholders' equity	$16,117	$16,084
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Three Months Ended		For the Years Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Monitoring and related services	$1,054	$1,058	$4,187	$4,308
Installation and other	261	240	1,128	818
Total revenue	1,315	1,298	5,315	5,126
Cost of revenue (exclusive of depreciation and amortization shown separately below)	374	370	1,517	1,390
Selling, general and administrative expenses	445	359	1,723	1,407
Depreciation and intangible asset amortization	474	487	1,914	1,989
Merger, restructuring, integration, and other	5	13	120	36
Goodwill impairment	—	—	—	45
Loss on sale of business	—	6	1	62
Operating income	17	64	41	196
Interest expense, net	(139)	(154)	(708)	(620)
Loss on extinguishment of debt	(5)	(1)	(120)	(104)
Other income	2	2	8	5
Loss before income taxes	(125)	(88)	(779)	(522)
Income tax benefit	13	16	147	98
Net loss	$(112)	$(72)	$(632)	$(424)

Net loss per share - basic:
Common stock	$(0.14)	$(0.10)	$(0.82)	$(0.57)
Class B common stock	$(0.14)	$—	$(0.72)	$—

Weighted-average shares outstanding - basic:
Common stock	761	743	760	747
Class B common stock	55	—	16	—

Net loss per share - diluted:
Common stock	$(0.14)	$(0.10)	$(0.82)	$(0.57)
Class B common stock	$(0.14)	$—	$(0.74)	$—

Weighted-average shares outstanding - diluted:
Common stock	761	743	760	747
Class B common stock	55	—	18	—
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Years Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net loss	$(632)	$(424)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,914	1,989
Amortization of deferred subscriber acquisition costs	97	80
Amortization of deferred subscriber acquisition revenue	(125)	(107)
Share-based compensation expense	96	86
Deferred income taxes	(173)	(118)
Provision for losses on receivables and inventory	120	55
Loss on extinguishment of debt	120	104
Goodwill impairment	—	45
Loss on sale of business	1	62
Unrealized loss on interest rate swap contracts	60	9
Other non-cash items, net	145	129
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Deferred subscriber acquisition costs	(240)	(190)
Deferred subscriber acquisition revenue	180	260
Other, net	(194)	(107)
Net cash provided by operating activities	1,367	1,873
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(381)	(670)
Subscriber system asset expenditures	(418)	(542)
Purchases of property and equipment	(157)	(159)
Acquisition of businesses, net of cash acquired	(225)	(109)
Sale of business, net of cash sold	(2)	496
Other investing, net	46	5
Net cash used in investing activities	(1,137)	(978)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	448	—
Proceeds from long-term borrowings	2,640	3,403
Proceeds from receivables facility	83	—
Repayment of long-term borrowings, including call premiums	(3,055)	(3,845)
Repayment of receivables facility	(7)	—
Dividends on common stock	(109)	(565)
Repurchases of common stock	—	(150)
Deferred financing costs	(29)	(54)
Other financing, net	(40)	(3)
Net cash used in financing activities	(70)	(1,214)

Effect of currency translation on cash	—	1

Net increase (decrease) in cash and cash equivalents and restricted cash and restricted cash equivalents	159	(318)
Cash and cash equivalents and restricted cash and restricted cash equivalents at beginning of period	49	367
Cash and cash equivalents and restricted cash and restricted cash equivalents at end of period	$208	$49
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA

	For the Three Months Ended		For the Years Ended
(in millions)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net loss	$(112)	$(72)	$(632)	$(424)
Interest expense, net	139	154	708	620
Income tax benefit	(13)	(16)	(147)	(98)
Depreciation and intangible asset amortization	474	487	1,914	1,989
Amortization of deferred subscriber acquisition costs	27	22	97	80
Amortization of deferred subscriber acquisition revenue	(34)	(29)	(125)	(107)
Share-based compensation expense	21	21	96	86
Merger, restructuring, integration, and other	5	13	120	36
Goodwill impairment	—	—	—	45
Loss on sale of business	—	6	1	62
Loss on extinguishment of debt	5	1	120	104
Radio conversion costs, net(1)	28	12	52	25
Financing and consent fees(2)	—	—	5	23
Foreign currency gains(3)	—	(1)	—	(1)
Acquisition related adjustments(4)	(1)	6	—	22
Other(5)	(5)	5	(10)	22
Adjusted EBITDA	$533	$607	$2,199	$2,483

Net loss to total revenue ratio	(8.5)%	(5.5)%	(11.9)%	(8.3)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	50.6%	57.4%	52.5%	57.6%
Note: amounts may not add due to rounding
_______________________
(1)Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2)Represents fees expensed associated with financing transactions.
(3)Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(4)Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(5)Represents other charges and non-cash items. The three and twelve months ended December 31, 2020 included recoveries of $3 million and $10 million, respectively, associated with notes receivable from a former strategic investment. The three and twelve months ended December 31, 2019 included losses of $5 million and $10 million, respectively, associated with notes receivable from a former strategic investment. The twelve months ended December 31, 2019 included $6 million associated with an estimated legal settlement, net of insurance.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow and Adjusted Free Cash Flow

	For the Three Months Ended		For the Years Ended
(in millions)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net cash provided by operating activities	$373	$414	$1,367	$1,873
Net cash (used in) provided by investing activities	(337)	179	(1,137)	(978)
Net cash used in financing activities	(319)	(704)	(70)	(1,214)

Net cash provided by operating activities	$373	$414	$1,367	$1,873
Dealer generated customer accounts and bulk account purchases	(116)	(155)	(381)	(670)
Subscriber system assets	(146)	(112)	(418)	(542)
Purchases of property and equipment	(45)	(39)	(157)	(159)
Free Cash Flow	67	108	410	502
Net proceeds from receivables facility	34	—	76	—
Financing and consent fees	—	3	5	23
Restructuring and integration payments	2	5	20	14
Integration related capital expenditures	8	8	23	16
Radio conversion costs	25	12	43	25
Other, net(1)	7	(5)	97	10
Adjusted Free Cash Flow	$143	$132	$675	$590
Note: amounts may not add due to rounding
_______________________
(1)The twelve months ended December 31, 2020 included $81 million related to the settlement of a pre-existing relationship in connection with the Defenders acquisition.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Net Loss Before Special Items and Diluted Net Loss Per Share Before Special Items

	For the Three Months Ended		For the Years Ended
(in millions, except per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net loss	$(112)	$(72)	$(632)	$(424)
Share-based compensation expense	21	21	96	86
Merger, restructuring, integration, and other	5	13	120	36
Goodwill impairment	—	—	—	45
Loss on sale of business	—	6	1	62
Loss on extinguishment of debt	5	1	120	104
Interest rate swaps, net(1)	(29)	—	60	8
Radio conversion costs, net(2)	28	12	52	25
Financing and consent fees(3)	—	—	5	23
Foreign currency gains(4)	—	(1)	—	(1)
Acquisition related adjustments(5)	(1)	6	—	22
Other(6)	(5)	5	(10)	22
Tax adjustments(7)	(6)	(14)	(86)	(74)
Net loss before special items	$(93)	$(24)	$(274)	$(66)

Weighted-average shares outstanding - diluted:
Common stock	761	743	760	747
Class B common stock	55	—	18	—

Net loss per share - diluted:
Common stock	$(0.14)	$(0.10)	$(0.82)	$(0.57)
Class B common stock	$(0.14)	$—	$(0.74)	$—

Net loss per share before special items - diluted:(8)	$(0.12)	$(0.03)	$(0.36)	$(0.09)
Note: amounts may not add due to rounding
_______________________
(1)Primarily represents unrealized losses on interest rate swap contracts not designated as hedges.
(2)Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(3)Represents fees expensed associated with financing transactions.
(4)Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(5)Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(6)Represents other charges and non-cash items. The three and twelve months ended December 31, 2020 included recoveries of $3 million and $10 million, respectively, associated with notes receivable from a former strategic investment. The three and twelve months ended December 31, 2019 included losses of $5 million and $10 million, respectively, associated with notes receivable from a former strategic investment. The twelve months ended December 31, 2019 included $6 million associated with an estimated legal settlement, net of insurance.
(7)Represents tax impact on special items.
(8)Represents net loss before special items divided by diluted weighted-average shares outstanding of common stock.